AMENDMENT TO EMPLOYMENT AGREEMENT

      This Amendment ("Amendment"), dated April 19, 2004, modifies the Employment Agreement dated August 1, 2003 (the "Original Employment Agreement"), between CAMINOSOFT CORPORATION ("Company") and STEPHEN CROSSON ("Employee").

      1. Except as provided herein, this Amendment in no way modifies or shall constitute a waiver of any rights or obligations of the parties under the Original Employment Agreement.

      2. Employee's title shall be to serve as Chief Operating Officer and Chief Financial Officer as of the date hereof. Employee's job duties will be to perform the typical and standard duties of Chief Operating Officer and Chief Financial Officer reporting to the Chief Executive Office or as otherwise directed by the Board of Directors of the Company. Employee shall remain a member of the Board of Directors of the Company.

      3. Employee will retain his current physical office at 600 Hampshire Road, Suite 105, West Lake Village, California.

      4. Employee shall receive the same Management By Objective ("MBO") bonus as Company's Chief Executive Officer.

      5. Employee is granted an option to purchase three hundred thousand (300,000) shares of common stock of the Company when they become available upon approval by shareholders to expand the Company's qualified employee stock option plan. The per share option price is to be the closing price of the shares on April 19, 2004. The options shall be fully vested immediately.

      6. During the term of his employment only, Employee will receive a bonus in an amount equal to one percent (1%) of the total amount paid to Company if there is a change of control of Company (meaning not less than 51% of the common shares fully diluted are sold in a single transaction other than on a retail basis), a sale of its assets, if it merges with or is otherwise acquired by any other entity or person(s) or if it licenses its technology in a single transaction that exceeds $1,000,000 in royalties to the Company.


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      7. At any time, including after the expiration of the Original Employment
Agreement, if Employee is terminated without cause, Employee will be entitled to six (6) months severance pay without benefits or reimbursements, payable as it would be paid as if Employee's employment were continuing. If Employee is terminated without cause at any time prior to February 1, 2005, Employee will receive such severance pay from the date of termination through August 1, 2005.

      8. All other terms of the Original Employment Contract remain in full force and effect.

      9. This Amendment shall be governed under the laws of the State of California.

      10. This Amendment may only be amended in writing signed by the Chairman of the Board of the Company.

      11. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes any prior or contemporaneous oral or written agreements with respect to the subject matter hereof.


Dated:   __________________, 2004    ___________________________________________
                                     STEPHEN CROSSON


                                     CAMINOSOFT CORPORATION


Dated:   _________________, 2004     By:      __________________________________
                                     Name:    STEVEN M. SPECTOR
                                     Title:   Chairman of the Board of Directors


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